Exhibit 5.1

September 29, 2017

Golden Minerals Company

350 Indiana Street, Suite 800

Golden, Colorado 80401

Re:          Golden Minerals Company

Ladies and Gentlemen:

We have acted as counsel to Golden Minerals Company, a Delaware corporation (the “Company”), in connection with the filing by the Company of a prospectus supplement dated September 29, 2017 (the “Prospectus Supplement”), which supplements the Company’s Registration Statement on Form S-3 (Registration No. 333-220461) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and effective September 28, 2017 (the “Registration Statement”), including the Prospectus dated September 29, 2017 included therein (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale of up to $4,280,000 of shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

The Shares are to be issued pursuant to the Prospectus and an At the Market Offering Agreement, dated December 20, 2016 (the “Original Sales Agreement”), and the amendment to the Original Sales Agreement, dated September 29, 2017 (the “Amendment”, together with the Original Sales Agreement, the “Current Sales Agreement”) between the Company and H. C. Wainwright & Co., LLC (“Wainwright”).

We have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.  In such examination, we have assumed the genuineness of all signatures, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.  In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Company to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.  As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are issued and paid for in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Current Sales Agreement and the resolutions adopted by the Board of Directors of the Company setting forth the aggregate number of Shares to be sold and the pricing terms thereof, such Shares will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. The opinions herein are limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware. Except as expressly stated above, we express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to the use of our name in the Prospectus Supplement under “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP